Exhibit 99.1

Contacts:

Julie Leber	Lauren Burgos
Spotlight Marketing Communications	Spotlight Marketing Communications
949.427.1391	949.427.1399
julie@spotlightmarcom.com	lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires

800-Unit Self Storage Facility in Southwest Florida

Punta Gorda – (Jun. 22, 2020) – Strategic Storage Trust IV, Inc., a public non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc., announced today its acquisition of a recently converted 800-unit self storage facility in Punta Gorda, Florida.

“This facility was recently converted to self storage and has a unique drive-thru lane that runs the entire length of the building providing tenants fully climate controlled access to their units.  It also benefits from its strategic location near the intersection of Tamiami trail/FL 41 and Jones Loop Rd. with very high daily traffic counts,” said Wayne Johnson, chief investment officer. “We are pleased to further strengthen our portfolio of premier self storage facilities with the addition of this Class A facility.”

Located at 3811 Tamiami Trail, the facility is comprised of approximately 106,000 net rentable square feet of space on 7.9 acres of land. Completed in September 2018, the self storage facility includes an interior drive-thru, climate-controlled units, computerized keypad access, electronic locks, ground-level units, a video surveillance system and covered RV spaces. This facility conveniently serves the customers of Punta Gorda, Charlotte Park, Charlotte Harbor, Burnt Store, and Solana.

Additional details are available on the SmartStop website at https://smartstopselfstorage.com/find-storage/fl/punta-gorda/3811-tamiami-trail.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV wholly owns 24 self storage facilities comprising approximately 18,000 self storage units and 2 million net rentable square feet of storage space, as well as one operating property and three parcels of land under development in joint ventures in the Greater Toronto Area with SmartCentres REIT, one of the largest real estate investment trusts in Canada.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 380 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.6 billion of real estate assets under management, including 112 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 32 properties in 10 states and Toronto, Canada where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this portfolio comprises approximately 96,000 units and 10.9 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

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